Exhibit 10.1

FORM OF OFFICER SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT between HEXCEL CORPORATION, a Delaware corporation with offices at Stamford, Connecticut (the "Company"), and [              ] (the "Officer"), dated [               ], is effective as of [               ] (the “Effective Date”).

WHEREAS, the Company is engaged in the business of developing, manufacturing and marketing carbon fibers, structural reinforcements, honeycomb structures, resins, and a variety of high-performance composite materials and parts therefrom for the commercial aerospace, space and defense, recreation and industrial markets throughout the world, and hereafter may engage in other areas of business (collectively,  the “Business”);

WHEREAS, the Officer, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge which are of substantial value to the Company in the conduct, management and operation of the  Business;

WHEREAS, the Company is willing to provide the Officer with certain benefits in the event of the termination of the Officer’s employment with the Company, including in the event of a Change in Control (as hereinafter defined); and

WHEREAS, the Officer, in consideration of receiving such benefits from the Company, is willing to afford certain protection to the Company in regard to the confidentiality of its information, ownership of inventions and competitive activities.

NOW, THEREFORE, in consideration of the mutual covenants of the Officer and the Company and of the Officer's continued employment with the Company, the parties agree as follows:

1.Position and Duties. The Officer currently serves as President, Aerospace, Americas of the Company and shall have such duties, responsibilities and authority consistent with such position as may, from time to time, be assigned to the Officer by the Chief Executive Officer (the “CEO”). The Officer shall devote substantially all her working time and effort to the business and affairs of the Company.

2.Termination. The Officer’s employment may be terminated under the following circumstances:

(a)At Will. The Officer is employed “at will,” meaning that the Company may terminate the Officer’s employment at any time for any reason or for no reason on written notice of termination to the Officer, and the Officer may terminate her employment with the Company at any time for any reason or for no reason on written notice of termination to the Company.

(b)Good Reason. The Officer may terminate her employment for “Good Reason,” which shall mean a termination by the Officer after a reduction of more than 10% in the Officer’s annual Total Direct Compensation (“TDC”) as in effect on the date hereof or as her TDC may be increased from time to time hereafter (except for across-the-

board reductions in TDC affecting all similarly situated officers of the Company which reductions shall not count toward the 10%). TDC means the sum of the Officer’s annual base salary, annual target award under MICP, and the grant date value of an annual equity award under the Company’s Incentive Stock Plan, as may be amended hereafter (the determination of grant date value shall be conclusively determined by the Compensation Committee for grants to the Officer and all similarly situated officers of the Company). The Officer shall be deemed to have waived any assertion of Good Reason unless the Officer shall have delivered a notice of termination to the Company, as provided in Section 2(d) hereof, and specifying the reasons therefor, within 20 days after the effective date of such reduction. The Company shall have 10 days from the receipt of such notice to rescind or reverse the effect of such reduction and, upon doing so, both the grounds for Good Reason and the Officer’s notice of termination automatically shall be deemed void with retroactive effect.

(c)Cause. The Company may terminate the Officer's employment hereunder for Cause. The following shall constitute Cause:

(i)the willful and continued failure by the Officer to substantially perform her duties or discharge her responsibilities to the Company, or to follow the reasonable requests of her supervisor to undertake actions falling within the scope of such duties and responsibilities; or

(ii)any fraudulent or intentional misconduct by the Officer that causes or might reasonably be expected to cause material reputational, financial or other harm to the Company, or any improper or grossly negligent failure by the Officer, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks that cause or might reasonably be expected to cause material reputational, financial or other harm to the Company; or

(iii) any conduct that violates the covenants set forth in Sections 5, 6 and 7 hereof, or violates requirements of the Company embodied in its employee policies adopted from time to time including, but not limited to, policies directed to ethical business conduct, insider trading, anti-corruption, harassment, and other policies proscribing or prohibiting conduct as an employee of the Company; or

(iv)the Officer becomes subject to a suspension or debarment proceeding, or related investigations, conducted in connection with any actual or suspected violations of any United States Government procurement laws or regulations, or is for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement, or fails to obtain or maintain any professional license reasonably required for the Officer lawfully to perform her duties and responsibilities.

No act, or failure to act, on the Officer's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. The Officer shall not be deemed to have been terminated for Cause without delivery to the Officer of a written notice of termination from the CEO specifying the grounds for Cause.

(d) Date of Termination. The Date of Termination shall mean if the Officer's employment is terminated pursuant to Section 2, the date specified in the applicable notice of termination (provided that such date shall not be more than thirty days from the date such notice is given under Section 2(a) and shall not be less than fifteen nor more than thirty days from the date notice of termination is given under Section 2(b) and 2(c).

3.Compensation Upon Termination. If the Officer's employment is terminated by the Company other than for Cause (and other than for disability as defined under the Company’s then-existing disability compensation programs), or is terminated by the Officer for Good Reason, then

(a) in addition to the amounts and benefits as may be provided pursuant to the remainder of this Section 3, the Company shall pay to or provide on behalf of the Officer (i) any business expense reimbursements properly submitted and unpaid and (ii) any benefits to which the Officer is entitled under the terms of the Company's benefit plans, programs and arrangements;

(b)in addition to the amounts and benefits as may be provided pursuant to the remainder of this Section 3, the Company shall at the time such payments are due pay the Officer her base salary through the Date of Termination; and

(c)Subject to Section 4, and conditioned on the Officer executing a release, in form and substance satisfactory to the Company, releasing it from any and all claims arising out of or in connection with the termination of employment, and in lieu of any claim to further compensation for periods subsequent to the Date of Termination, whether under any severance policy applicable to employees or pursuant to any prior understanding between the Company and the Officer,

(i) if the Date of Termination is within two years after the occurrence of a Change in Control, the Company shall pay the Officer a cash lump sum equal to the product of (A) the sum of (1) the Officer’s annual base salary in effect at the time the notice of termination is given and (2) the Officer’s Average Annual Bonus (as defined below) and (B) the number 1.5; and

(ii) if the Date of Termination is not governed by clause (c)(i) immediately above, the Company shall pay the Officer a cash lump sum equal to the Officer’s annual base salary in effect at the time the notice of termination is given.

The term “Average Annual Bonus” shall mean the average of the last three annual bonus amounts awarded to the Officer under the Company’s Management Incentive Compensation Plan(as may be amended hereafter, the “MICP”) for the last three plan years completed prior to the Date of Termination or, if the Officer has not participated in the MICP for three completed annual award periods, the average of the annual amounts awarded for the completed annual award period(s), provided that any award made in respect of an annual award period in which the Officer did not participate for the full period shall be annualized for purposes of computing the Average Annual Bonus by multiplying such award by a fraction, of which the numerator is 365 and the denominator is the number of days during which the Officer participated in such annual award period; and provided further that any award for the plan year during which the Date of Termination occurs shall not be used in computing Average Annual Bonus.

(d)Subject to Section 4, if the Officer’s employment with the Company is terminated by the Company other than for Cause (or disability as defined above), or is terminated by the Officer for Good reason, during the period of a “Potential Change in Control” or at the request of a Person (as defined in Section (f)(1) below) who, directly or indirectly, takes any action designed to cause a Change in Control, then the Company shall make payments and provide benefits to the Officer under this Agreement as though a Change in Control had occurred immediately prior to such termination.  A Potential Change in Control shall exist during the period commencing at the time the Company enters into any agreement or arrangement which, if consummated, would result in a Change in Control and ending at the time such agreement or arrangement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.

(e) The Company shall continue the participation of the Officer for a period of one year (except if the Date of Termination is within two years after the occurrence of a Change in Control, such period shall be one and one-half years) in all medical, dental, hospitalization, life insurance and other welfare and plans and programs, in each case in which the Officer participated immediately prior to the Date of Termination, provided that the Officer's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Officer's participation in any such plan or program is barred, the Company shall by other means provide the Officer with benefits equivalent to those which the Officer would otherwise have been entitled to receive under such plans and programs from which the Officer’s continued participation is barred. Any benefits or payments under this Section 3(e) shall be reduced to the extent benefits of the same type are received by, or made available to, the Officer by a subsequent employer during the applicable benefit continuation period following the Date of Termination (and the Officer shall be obligated to notify the Company in writing within ten days after such time as the Officer receives any such benefits, or such time as any such benefits are made available to the Officer).

(f)For purposes of this Agreement, a "Change in Control" shall mean the first to occur of the following events:

(1)any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(2)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in sub-clauses (I) through (IV) of subsection (1) above; or

(3)a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(4)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the  then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.

4.No Mitigation or Offset.

(a)(i) The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, other than as provided in Section 3(e) for continuation of benefits, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer.

(ii) The amount of any payment or benefit provided for in this Agreement shall not be reduced by retirement benefits or offset against any amount the Company claims to be owed by the Officer.

5.Non-Competition; Non-Solicitation; Non-Disparagement.

(a)The Officer acknowledges that, as a senior  management employee, the Officer will be involved, on a high level, in the development, implementation and management of the Company's global business plans, including those which involve the Company's finances, research, marketing, planning, operations, and acquisition strategies. By virtue of the Officer's position and knowledge of the Company, the Officer acknowledges that his employment by a competitor of the Company represents a serious competitive danger to the Company, and that the use of the Officer's experience and knowledge about the Company's business, strategies and plans by a competitor can and would constitute a valuable competitive advantage over the Company.  In view of the foregoing, and in consideration of the payments made to the Officer under this Agreement, the Officer covenants and agrees that, if the Officer's employment is terminated and the Company has fulfilled its obligations under this Agreement, for a period of one year (or one and one-half years if the Officer receives payments under Section 3(c)(i) or 3(d) hereof) after the Date of Termination the Officer will not (A) engage, in any capacity, directly or indirectly, including but not limited as employee, agent, consultant, manager, Officer, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with the Business conducted by the Company on the Date of Termination anywhere in the world, or (B) solicit a customer of the Business in violation of clause (A), provided, that the Officer may be employed by a competitor of the Company so long as the Officer's duties and responsibilities do not relate directly or indirectly to the business segment of the new employer which is actually or potentially competitive with the Business, or (C) directly or indirectly solicit, induce or otherwise encourage any person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company.

(b) The Company (for itself and its officers and directors) and the Officer mutually agree and covenant not to disparage the reputation or character of the other.

6.Assignment of Inventions. The Officer agrees that all processes, technologies, designs and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively "Inventions"), conceived, developed, invented or made by the Officer prior to the Date of Termination shall belong to the Company, provided that such Inventions grew out of the Officer's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. At the request of the Company, the Officer shall (i) promptly disclose such Inventions to the Company, (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries, (iii) sign all papers necessary to carry out the foregoing, and (iv) give testimony or otherwise take action in support of the Officer's status as the inventor of such Inventions, in each case at the Company's expense.

7.Confidentiality.

(a) In addition to any obligation regarding Inventions, the Officer acknowledges that the trade secrets and confidential and proprietary information of the Company, its subsidiaries and affiliates, including without limitation:

(i) unpublished information concerning: (A) research activities and plans,

(B) marketing or sales plans, C) pricing or pricing strategies, (D) operational techniques, and (E) strategic plans;

(ii) unpublished financial information, including information concerning revenues, profits and profit margins;

(iii) internal confidential manuals; and

(iv) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended; all constitute valuable, special and unique information of the Company, its subsidiaries and affiliates.  In recognition of this fact, the Officer agrees that the Officer will not disclose any such trade secrets or confidential or proprietary information (except (A) information which becomes publicly available without violation of this Agreement, (B) information of which the Officer, prior to disclosure by the Officer, did not know and should not have known was disclosed to the Officer by a third party in violation of any other person's confidentiality or fiduciary obligation, (C) disclosure required in connection with any legal process (provided the Officer promptly gives the Company written notice of any legal process seeking to compel such disclosure and reasonably cooperates in the Company’s attempt to eliminate or limit the scope of such disclosure) and (D) disclosure while employed by the Company which the Officer reasonably and in good faith believes to be in or not opposed to the interests of the Company) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Officer make use of any such information for the benefit of any person, firm, corporation or other entity except on behalf of the Company, its subsidiaries and affiliates.

(b)(i) Nothing in this Agreement shall prohibit or restrict the Officer from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a government agency or entity or a self-regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation.  The Officer need not notify the Company that the Officer is engaging in the activities described in the preceding sentence.  However, if the Officer is required by law to disclose confidential information, other than to a government agency or entity or a self-regulatory authority, the Officer shall give prompt written notice to the General Counsel of the Company and shall otherwise comply with the requirements of subsection (a)(iv)(C) above. Notwithstanding the foregoing, under no circumstance will the Officer be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its subsidiaries without prior written consent of the Company’s General Counsel or other officer designated by the Board of Directors of the Company.

(ii) The Officer has been advised that the U.S. Defend Trade Secrets Act of 2016 provides criminal and civil immunity to U.S. federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances that are set forth in 18 U.S.C. §§

1833(b)(1) and 1833(b)(2) related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8Binding Agreement. This Agreement and all rights of the Officer hereunder shall inure to the benefit of and be enforceable by the Officer's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Officer should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid to the Officer's devisee, legatee, or other designee or, if there be no such designee, to the Officer's estate.

9.Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

If to the Officer:

[                      ]

[                      ]

[                      ]

If to the Company:

Hexcel Corporation

281 Tresser Blvd.

Stamford, CT  06901-3238

Attn:General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer (or, if applicable, his legal representative)  and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

11.Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. It is the desire and intent of the parties that the provisions of Sections 5, 6 and 7 hereof shall be enforceable to the fullest extent permitted by applicable law or public policy.  If any such provision or the application thereof to any person or circumstance shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such provision shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by applicable law or public policy. In any case, the provisions or the application thereof to any person or circumstance other than those to which they have been held invalid or unenforceable shall remain in full force and effect. In the event any provision is unenforceable in the jurisdiction in which the Officer is employed on the date hereof, such provision nevertheless shall be enforceable to the fullest extent permitted by the laws of any other jurisdiction in which the Company shall have the ability to seek remedies against the Officer.

12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Connecticut, constituting an Employment Dispute Tribunal in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 5, 6 or 7 hereof.

14Entire Agreement. This Agreement is the entire agreement or understanding between the Company and the Officer regarding the subject matter hereof, and all prior or contemporaneous agreements or understandings including, without limitation, offers of employment, post-hiring agreements, or other oral or written understandings between the Company and the Officer, are expressly superseded by this Agreement, and are of no further force or effect, except that any executory relocation benefit previously extended to the Officer will not be affected by this Agreement.

15.Remedies. The Officer agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining Officer from violating any provision of Sections 5, 6 and 7 hereof.  The Company shall pay to the Officer all legal fees and expenses incurred in contesting, arbitrating or disputing any action or failure to act by the Company or in seeking to obtain or enforce any right under this Agreement, provided that the Officer has obtained a final determination supporting at least part of his claim and there has been no determination that the balance of his claim was made in bad faith.

16.Consent to Jurisdiction and Forum. The Officer hereby expressly and irrevocably agrees that any action, whether at law or in equity, permitted to be brought by the Company under this Agreement may be brought in the State of Connecticut or in any federal court therein. The Officer hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Connecticut. In the event the Company commences any such action in the State of Connecticut or in any Federal court therein, the Company shall reimburse the Officer for the reasonable expenses incurred by the Officer in her appearance in such forum which are in addition to the expenses the Officer would have incurred by appearing in the forum of the Officer's residence at that time, including but not limited to additional legal fees.

17.Code Section 409A. The parties intend that any payment under any part of this Agreement shall, to the extent subject to Section 409A of the Code, be paid in compliance with Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, the Officer shall be solely liable for the payment of any such taxes, penalties or interest.

18.Term of Agreement. The term of this Agreement (the “Term”) commenced on the Effective Date and shall end on the first anniversary thereof; provided, however, that commencing on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary a “Renewal date”), the Term shall automatically be extended for one additional year unless, not later than the date which is one year prior to such Renewal Date, the Company shall have given notice to the Officer that the Term will not be renewed for one additional year.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date and year first above written.

HEXCEL CORPORATION

By:

Name: Gail E. Lehman

Title: EVP, General Counsel and Corporate Secretary

[                  ] ("Officer")

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